FORBEARANCE AGREEMENT

        This Forbearance Agreement (this "Agreement") is entered into as of the 14 day of July, 2005, by and among On The Go Healthcare, Inc. a Delaware corporation (the "Company"), and Laurus Master Fund, Ltd. (the "Laurus"). Unless otherwise defined herein, capitalized terms used herein shall have the meaning provided such terms in the Security and Purchase Agreement referred to below.

BACKGROUND


        WHEREAS, it is a condition to Laurus' making an investment in the Company pursuant to, and in accordance with, (i) that certain Security and Purchase Agreement dated as of the date hereof by and between the Company and Laurus (as amended, modified or supplemented from time to time, the "Purchase Agreement") and (ii) the Ancillary Agreements referred to in the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

        WHEREAS, the Company has entered into an equity line of credit with Dutchess Private Equities Fund, L.P., a Delaware limited partnership ("Dutchess") pursuant to the an Equity Line of Credit Investment Agreement dated February 17, 2004 by and between the Company and Dutchess (the "Investment Agreement").

        NOW, THEREFORE, each Company and Laurus agree as follows:

TERMS

        1. In order to induce Laurus to enter into the financing arrangement with the Company contemplated by the Purchase Agreement, the Company hereby agrees that, until (i) each of the Notes has been indefeasibly repaid in full, or (ii) the Company shall receive the prior written consent of Laurus, the Company shall not be permitted to, and the Company shall not, submit a Put Notice (as defined in the Investment Agreement") to Dutchess. Notwithstanding the immediately foregoing, if on any day during the Term, the outstanding Loans made to the Company exceed the Formula Amount, then, if Laurus shall decline (in the exercise of its sole discretion under the Purchase Agreement) to make an Overadvance available to the Company, the Company may, upon five (5) days prior written notice to Laurus, submit a Put Notice (as defined in the Investment Agreement") to Dutchess.

        2. This Agreement shall be deemed to be an Ancillary Agreement as defined in the Purchase Agreement. Each Company further expressly acknowledges and agrees that any breach by it of its agreements hereunder shall, in each event, constitute an "Event of Default" under, and as defined in, the Purchase Agreement.

        3. This Agreement shall be binding upon each Company and upon the heirs, legal representatives, successors and assigns of each Company and the successors and assigns of any Company. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

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        4. This Agreement shall be construed in accordance with and governed by the laws of New York without regard to conflict of laws provisions. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.




                             [signature page follows]




IN WITNESS WHEREOF, this Agreement has been made and delivered this 14 day of July, 2005.




                                        ON THE GO HEALTHCARE, INC.


                                        By:/s/Stuart Turk
                                        -------------------------
                                        Name: Stuart Turk
                                        Title:CEO



                                        LAURUS MASTER FUND, LTD.

                                        By:/s/David Grin
                                        -------------------------
                                        Name:David Grin
                                        Title: Director


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